Exhibit 10.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

May 23, 2013

LAKES ENTERTAINMENT, INC. ANNOUNCES

AGREEMENT WITH DANIA ENTERTAINMENT HOLDINGS

RELATING TO THE ACQUISITION OF DANIA JAI ALAI

MINNEAPOLIS, May 23, 2013 - Lakes Entertainment, Inc. (LACO) announced that it entered into an Amended and Restated Operating Agreement of Dania Entertainment Holdings, LLC (“Agreement”) relating to Dania Entertainment Center, LLC’s (“Dania”) acquisition of Dania Jai Alai from Boyd Gaming Corp. (“Boyd Gaming”). Lakes previously loaned $4 million to Dania which was converted into ownership of 20% of Dania Entertainment Holdings, LLC which owns 25% of Dania. It is contemplated that Lakes will not be required to invest any additional money in Dania Entertainment Holdings, LLC.

Recently, Dania announced that it had entered into an asset purchase agreement with a subsidiary of Boyd Gaming to purchase the Dania Jai Alai located in Dania Beach, Florida for $65.5 million. Dania announced that the acquisition closed on May 22, 2013. Lakes will have no operational responsibility of Dania Jai Alai.

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. Lakes also has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino, an investment in Rock Ohio Ventures, LLC’s casino and racino developments in Ohio, and an investment in Dania Entertainment Center, LLC’s Dania Jai Alai fronton in Dania Beach, Florida.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management and litigation costs. For more information, review the company's filings with the Securities and Exchange Commission.

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